newsrelease

CTS CORPORATION Elkhart, Indiana 46514h(574) 293-7511

January 31, 2006

FOR RELEASE: Immediately

CTS FINISHES 2005 WITH STRONG FOURTH QUARTER
EARNINGS AND CASH FLOW
Repatriates $26 Million Cash Under the American Jobs Creation Act of 2004

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced fourth quarter revenues of $154.6 million, an 8% increase year-over-year. Diluted earnings per share of $0.22 were up 29% over the fourth quarter of 2004. Free cash flow was $12.3 million in the fourth quarter of 2005.

On a year-over-year basis, fourth quarter revenues were up primarily due to the SMTEK acquisition as new business growth was essentially offset by lower EMS sales into computing applications and reduced component sales into handset applications.

Net earnings in the fourth quarter were $8.6 million or $0.22 per diluted share and included a $0.03 negative impact from repatriation-related tax expense and a positive $0.02 per share gain from the sale of excess equipment and the disposition of our Low Temperature Co-fired Ceramic (LTCC) assets, net of related severance costs. Excluding these unusual items, adjusted earnings per share of $0.23 increased 35% over fourth quarter 2004 earnings per share of $0.17.

Revenue for the full year of $617.5 million increased 16% over 2004. EMS business segment sales increased 35% year-over-year, primarily due to the SMTEK acquisition but partially offset by lower sales of communications infrastructure products. The Components and Sensors business segment sales decreased 3% year-over-year, driven by expected declines in component sales for handset applications. Full year 2005 automotive sensor revenues grew 9% year-over-year.

Net earnings in 2005 were $22.2 million or $0.57 per diluted share compared to $20.0 million or $0.53 per diluted share in the prior year. The 2005 results included a $0.10 negative per share impact from repatriation-related tax expense, net of a benefit relating to the reversal of income tax reserves, and a positive $0.02 per share from a gain on the sale of excess equipment and the disposition of our LTCC business unit, net of related severance costs. Included in 2004 was a $0.05 gain on the sale of excess Canadian land. Full year earnings per share, adjusted to exclude these items, were $0.65 in 2005 compared to $0.48 in 2004, for a year-over-year increase of 35%.

During 2005, the Company generated free cash flow of $29.5 million, compared to $1.3 million in 2004. Free cash flow in 2005 is the highest reported since 1998.

Commenting on the fourth quarter, Donald Schwanz, CTS Chairman and Chief Executive Officer, said, "Strong earnings and cash generation in the quarter were clear positives. Despite slightly lower than anticipated sales, the fourth quarter represents the ninth quarter of year-over-year sales growth.”

The Company currently expects full-year 2006 sales to increase 6% to 8% over 2005 and adjusted diluted earnings per share to be in the range of $0.68 to $0.72, excluding restructuring and related costs of $0.08 to $0.09 per share related to the previously announced consolidation of its Berne operations. Earnings per share guidance for 2006 includes approximately $0.03 negative impact related to equity based compensation expensing and reflects a $0.06 per share reduction due to lower pension income.

General Comments:
•
The fourth quarter included a $1.5 million tax expense for repatriation of approximately $26 million of our overseas cash to the United States under the American Jobs Creation Act. A total of $77 million of overseas cash was repatriated in 2005.

•
Capital expenditures were $15.0 million, or 2.4% of sales in 2005 compared to $12.7 million, or 2.4% of sales in 2004. Capital expenditures in 2006 are expected to be in the range of $18 million to $23 million.

•
Total debt at year-end was $81.8 million, $15.7 million lower than year-end 2004. The total debt to capitalization ratio of 20% at year-end was at the lower end of the Company’s target range of 20% to 30%.

•
The Company repurchased 312,700 shares of stock in the fourth quarter for $3.8 million, or approximately $12.02 per share. During 2005, stock buybacks totaled 956,400 shares at a total cost of $11.3 million which equals to an average price of $11.80.

FOURTH QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter 2005		Fourth Quarter 2004		Third Quarter 2005
	Net	Segment	Net	Segment	Net	Segment
	Sales	Operating	Sales	Operating	Sales	Operating
		Earnings		Earnings		Earnings

Components & Sensors	$62.3	$12.1	$66.0	$6.9	$60.1	$7.1
Electronics Manufacturing Services (EMS)	92.3	3.0	76.5	2.8	89.1	2.1

Total	$154.6	$15.1	$142.5	$9.7	$149.2	$9.2

Components & Sensors: Components and sensors sales decreased by $3.7 million or 6% from the fourth quarter of 2004, reflecting declining component sales into mobile handset applications partially offset by continued growth in new product sales into automotive and non-handset applications. The Company has de-emphasized component sales for handset applications and expects those sales to substantially end in 2006. Operating earnings of $12.1 million or 19.5% of sales improved $5.2 million or 9 percentage points over the fourth quarter of 2004. While the improvement was partially driven by the gain on the sale of certain assets, it also reflected improved product mix and benefits from continued cost reduction initiatives.

Segment sales increased by $2.2 million, or 4% over the third quarter of 2005, primarily from improved communications infrastructure and automotive product demand. Segment operating earnings increased $5.1 million or 7.7 percentage points over the third quarter, from the gain on sales of assets, the disposition of the LTCC business unit net of related severance costs, cost reduction initiatives and the impact of slightly higher volumes.

EMS: EMS fourth quarter sales increased by $15.8 million or 21% from the same period last year driven primarily by the SMTEK acquisition, partially offset by lower demand for computer data storage equipment. Segment operating earnings were $0.2 million higher than the fourth quarter of 2004. However, earnings as a percent of sales decreased 0.4 percentage points due to less favorable product mix and pricing.

Fourth quarter 2005 EMS sales increased $3.2 million or 4% over third quarter 2005 primarily on higher end-market demand for communications infrastructure products and computer data storage equipment. Operating earnings at 3.3% of sales improved 0.9 percentage points sequentially, from cost control initiatives and higher volumes.

# # # #

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, February 1, 2006 at 11:00 a.m. Eastern Standard Time. Those interested in participating may dial 877-209-0397 (612-332-1213, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EST on Wednesday, February 1, 2006, through 11:59 p.m. EST on Wednesday, February 8, 2006. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 813067. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS' business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:     Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
 Mitchell J. Walorski, Director of Investor Relations
 CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
 Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005		2004	2005		2004

Net sales	$154,598		$142,496	$617,484		$531,316

Costs and expenses:
Cost of goods sold	121,676		112,578	495,069		421,560
Selling, general and administrative expenses	16,276		15,969	68,049		63,485
Research and development expenses	3,762		4,813	17,092		19,063
Gain on sale of assets	(2,259)		(601)	(3,065)		(3,920)

Operating earnings	15,143		9,737	40,339		31,128

Other expenses (income):
Interest expense	1,349		1,294	5,902		5,535
Other	(179)		(152)	(966)		(324
Total other expenses	1,170		1,142	4,936		5,211
Earnings before income taxes	13,973		8,595	35,403		25,917

Income tax expense	5,398	(1)	1,977	13,169	(2)	5,961

Net earnings	$8,575		$6,618	$22,234		$19,956

Net earnings per share:
Basic	$0.23		$0.18	$0.61		$0.56
Diluted	$0.22	(1)	$0.17	$0.57	(2)	$0.53

Cash dividends declared per share	$0.03		$0.03	$0.12		$0.12

Average common shares outstanding:
Basic	35,919		35,810	36,307		35,910
Diluted	40,633		40,383	40,960		38,893

(1) Income tax expense and diluted earnings per share of the quarter ending December 31, 2005 include expense of $1.5 million, or $0.03 per diluted share, respectively, relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and
$0.7 million, or $0.02 per diluted share, respectively, relating to an increase in the overall adjusted effective tax rate from 23% to 25%.

(2) Income tax expense and diluted earnings per share include a net impact of $4.3 million, or $0.10 per diluted share, respectively, consisting of $6.0 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	December	December
	31, 2005	31, 2004 *
	(Unaudited)

Cash and cash equivalents	$12,029	$61,005
Accounts receivable, net	91,265	84,112
Inventories, net	60,564	42,734
Other current assets	16,816	16,295
Total current assets	180,674	204,146

Property, plant & equipment, net	109,676	112,495
Other assets	243,586	205,536

Total Assets	$533,936	$522,177

Notes payable and current portion
of long-term debt	$13,463	$3,311
Accounts payable	67,196	55,614
Other accrued liabilities	39,274	44,036
Total current liabilities	119,933	102,961

Long-term debt	68,293	94,150
Other obligations	16,139	14,362
Shareholders' equity	329,571	310,704

Total Liabilities and
Shareholders' Equity	$533,936	$522,177

* The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Free Cash Flow

The following table summarizes free cash flow for the Company:

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005
	(In thousands of dollars)

Net cash provided by operations	$44,519	$13,967	$14,761
Capital expenditures	(15,009)	(12,711)	(2,460)

Free cash flow	$29,510	$1,256	$12,301

Free cash flow is a non-GAAP financial measure which CTS defines as the sum of net cash provided by operations and cash used for capital expenditures. The most directly comparable GAAP financial measure is net cash provided by operations. Management believes that free cash flow provides useful information to investors regarding the Company's ability to generate cash from business operations that was used and/or is available for internal growth, service of debt principal, dividends, share repurchase and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.

Adjusted Earnings Per Share

The following table summarizes adjusted earnings per share for the Company:

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005

GAAP earnings per share	$0.57	$0.53	$0.22

Tax affected charges (credits) to reported earnings per share:
Gain on sale of excess equipment less LTCC severance	(0.02)	-	(0.02)
Gain on sale of excess Canadian land	-	(0.05)	-
Total tax affected adjustments to reported earnings per share	$0.55	$0.48	$0.20

Tax impact of cash repatriation, net of tax benefit relating to reversal
of income tax reserves in certain foreign jurisdictions	0.10	-	0.03

Adjusted earnings per share	$0.65	$0.48	$0.23

Adjusted earnings per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is earnings per share. Management believes that adjusted earnings per share, provides useful information to investors who might compare full year 2005 results to other periods presented by the Company.

Projected Adjusted Earnings Per Share

The following table summarizes projected adjusted earnings per share for the Company:

Twelve Months Ended
December 31,
2006

Projected GAAP earnings per share	$0.60 - $0.63

Approximate restructuring costs - Berne consolidation	0.08 - 0.09

Projected adjusted earnings per share	$0.68 - $0.72

Projected adjusted earnings per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is projected full year earnings per share. Management believes that projected adjusted earnings per share provides useful information to investors who might compare full year 2006 projected earnings per share to other periods presented by the Company.

Adjusted Effective Tax Rate

The following table summarizes adjusted effective tax rate for the Company:

	Year ended	Quarter ended
	December 31,
	2005	2005

Effective tax rate	37%	39%

Impact of tax benefit relating to the reversal of income tax reserves	5%	0%
Impact of tax expense relating to the repatriation of foreign cash	-17%	-11%

Adjusted effective tax rate	25%	28%

Adjusted effective tax rate is a non-GAAP financial measure. The most directly comparable GAAP financial measure is effective tax rate. Management believes that adjusted effective tax rate provides useful information to investors who might compare 2005 results to other periods presented by the Company.